Exhibit 99.1

NEWS

Champions Biotechnology Reports Fiscal 2010 First Quarter Financial Results

Baltimore, MD September 14, 2009—Champions Biotechnology, Inc. (OTC Bulletin Board: CSBR), a company engaged in the development of advanced preclinical platforms and tumor specific data to enhance the value of oncology drugs, today announced its financial results for the first quarter ended July 31, 2009. Full details of the Company’s financial results are available in the Company’s Form 10-Q at www.championsbiotechnology.com.

Total revenues for the first quarter of 2010 were $962,000 as compared to $673,000 in the first quarter of 2009, an increase of 43%. This increase was derived from the Company’s Personalized Oncology business, which generated revenues of $899,000 for the first quarter of 2010 compared to $616,000 in the comparable quarter of last year. This increase consisted of increases in Personalized Oncology Tumorgraft studies and vaccines, partially offset by a decrease in revenues from physician panels. Preclinical eValuation revenues for three months ended July 31, 2009, and 2008 were $63,000 and $57,000, respectively.

Costs of Personalized Oncology services for the first quarter of 2010 was $634,000 as compared to $226,000 in the first quarter of 2009, an increase of 181%. The cost of Personalized Oncology services increased due to an increase in the number of Tumorgraft studies, which have higher expenses (lower gross margins) than revenues derived from our physician panels. In addition, the Company recognized the costs of a vaccine development study which required additional up front expenses. Cost of Preclinical eValuation services for the three months ended July 31, 2009, and 2008 were $34,000 and $34,000, respectively.

Research and Development expenses for the first quarter of 2010 was $496,000 as compared to $231,000 in the comparable quarter of 2009, an increase of 115%. The increase in research and development resulted from the Company’s continued efforts to build its Tumorgraft platform and development costs associated with securing the Company’s future drug pipeline candidates.
General and Administrative expenses for the first quarter of 2010 was $806,000 as compared to $334,000 in the comparable quarter of 2009, an increase of 141%. The increase is primarily due to the continued investment in our corporate infrastructure to support our overall growth and expansion into Israel and the United Kingdom.

For the first quarter ended July 31, 2009, the Company reported a net loss of $1,003,000 or ($0.03) per share compared to a net loss of $131,000 or $0.00 per share in the comparable quarter in 2009.
The Company’s cash and cash equivalents on July 31, 2009 was $1,530,000 compared to $2,745,000 at April 30, 2009.

Doug Burkett, Ph.D., President of Champions Biotechnology, Inc., commented, “this past quarter we saw continued improvement in the Company’s revenue growth and we continued to build our Tumorgraft platform.” In addition, the Company continued to make progress during the quarter on the following fronts:

1.	The Company saw quarterly top line revenues increase 43% year over year.

2.	Promising discussions with numerous companies for additional service contracts in the Preclinical eValuation business yielded another large new customer early in the second quarter.

3.	The Company advanced its due-diligence and negotiations to in-license promising oncology compounds by leveraging its Tumorgraft platform to select the most promising candidates.

4.
Champions established a collaboration agreement with Do-Coop, an Israel based biotech firm to develop a more soluble form of its SG410 oncology drug candidate. The soluble form was developed by Do-Coop which enables SG410 to advance to Tumorgraft testing.

5.	The Company conducted its first Personalized Oncology Panel™ in Israel and built infrastructure to grow the business there.

6.	The Company launched its Personalizedcancertreatment.com website that provides information and access to the Company’s personalized treatment program.

Furthermore, as previously announced, since the end of the July 31, 2009 quarter, the Company entered into a major collaboration agreement with PinnacleCare, the world’s leading private health advisory. This partnership will enable Champions to educate many more physicians regarding the Company’s services and assist many more individuals with cutting edge research to personalize their cancer treatment.

For more information regarding Champions Biotechnology’s business and recent news, please visit www.championsbiotechnology.com. To learn more about personalized cancer treatment, please visit www.personalizedcancertreatment.com.

About Champions Biotechnology, Inc.
Champions Biotechnology, Inc. is engaged in the development of advanced preclinical platforms and tumor specific data to enhance and accelerate the value of oncology drugs. The Company’s Preclinical Platform is a novel approach based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments (Biomerk Tumorgrafts™) in a manner that preserves the biological characteristics of the original human tumor. Early studies suggest that unlike traditional xenografts, these Tumorgrafts closely reflect human cancer biology and their response to drugs is predictive of clinical outcomes in cancer patients. Champions Biotechnology leverages its preclinical platform to evaluate drug candidates and to develop a portfolio of novel therapeutic candidates. As drugs progress through early stage development, the Company plans to sell, partner or license them to pharmaceutical and/or biotechnology companies, as appropriate. The Company also offers its predictive preclinical platform and tumor specific data to physicians for personalized patient care and to companies for evaluation of oncology drugs in models that integrate prognostic testing with biomarker discovery.

www.championsbiotechnology.com
www.personalizedcancertreatment.com

This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Biotechnology generally uses words such as “believe,” “may,” “could,” “will,” “intend,” “expect,” “anticipate,” “plan,” and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company’s actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Biotechnology’s Form 10-K for the fiscal year ended April 30, 2009 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Biotechnology’s future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Biotechnology’s expectations, except as required by law.

For more news and information on Champions Biotechnology, Inc., please visit www.IRGnews.com/coi/CSBR where you can find the CEO’s video, a fact sheet on the company, investor presentations, and more.

The Investor Relations Group, Inc. James Carbonara, 212-825-3210 or Public Relations:
      Susan Morgenbesser / Janet Vasquez, 212-825-3210